EXHIBIT 99.1

NEWS RELEASE DATED MARCH 16, 2012

Digerati Reports Financial Results

- Provides Highlights of Strategic Accomplishments -

San Antonio, Texas - March 16, 2012 - Digerati Technologies, Inc. (OTCBB:DTGI) (OTCQB:DTGI), an established and award-winning provider of cloud communication services, today announced financial results for the six months ended January 31, 2012.  Digerati reported revenues of $2.9 million and gross profit of $159K for the period that includes one-time revenue reductions on uncollectible accounts and credits related to its legacy wholesale business.  Adjusted for non-cash items, non-GAAP net loss for the six months ended January 31, 2012 was $369,000.  In addition to charges for uncollectible accounts, the Company incurred one-time severance costs related to its workforce reductions.

Highlights of accomplishments for the first half of its fiscal year attributable to the Company's strategic shift to higher-margin cloud communication services include:

•	The Company reduced its monthly SG&A costs by 46% (January 2012 compared to January 2011) to align expenses with repositioning around its cloud and session-based communication services, segments of the industry which are experiencing significant growth and where there are new business opportunities for Digerati.

•	Digerati secured eight value-added resellers (VARs) and over thirty-five active business accounts on its cloud-based platform that includes Fortune 500 companies and multinational businesses. This new alignment with the VAR channel will augment the Company's current carrier-to-carrier sales distribution model with a higher margin model that enables its VARs to offer cloud and session-based communication services to the enterprise market, primarily the small to medium sized business (SMB).

•	The production from its VARs and active business accounts resulted in cloud communication services generating approximately 35% of the Company's total monthly gross profit in January 2012. The upward trend going into the Company's current fiscal quarter is very favorable with revenue from its cloud-based applications and services doubling since December 2011.

•	The Company successfully deployed its Sansay VSXi system that serves as the foundation for Digerati's next generation technology platform and is the cornerstone for its product diversification strategy.

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•	The Company commenced migration to Global Convergence Solutions' (GCS) Dynamic Route & Rate Management Solution as its operational system to support its global session-based network. The enhanced back office system from GCS will create operating efficiencies which will allow Digerati to scale its business rapidly while maximizing revenues and margin.

Based on the accomplishments during the first half of the year and current trend for its cloud communication services, the Company expects to meet its financial objective of achieving positive cash flow from operations during the second half of its current fiscal year.   Digerati expects the top-line revenue from its legacy wholesale business to decline as it continues transforming its business model and placing a stronger emphasis on higher margin cloud telephony applications and session-based communication services.  Management believes this transition will increase margins, improve brand recognition, create a more stable revenue base, and allow the Company to target more rapid profitability growth.  It is anticipated this will ultimately result in increased shareholder value.

Arthur L. Smith, CEO of Digerati, stated, “Although it impacted our financial results for the first half of our current fiscal year, it was important for us to resize our business and put items related to our legacy business behind us by taking all of the associated restructuring charges.  We look to the future with optimism as we continue to experience increased demand for our cloud-based communication and global VoIP services. The recent increase in new business and revenue gives us confidence that we will be successful in growing our higher-margin and more stable revenue base.  As we add this revenue, we will continue with strict expense management and seek to maximize the operating efficiencies gained from our recent infrastructure upgrades."

Excluding non-cash items, net loss to common stockholders for the six months ended January 31, 2012 was $369,000 vs. a net loss to common stockholders of $66,000 for the previous period ended January 31, 2011. During this period, the Company incurred $372,000 in non-cash expenses that included non-cash stock-based compensation, depreciation, amortization, and interest expense.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Digerati uses non-GAAP measures of operating income (loss), net income (loss) and income (loss) per share, which include adjustments that exclude non-cash expenses, including stock-based compensation in accordance with SFAS 123R. Digerati’s management believes this non-GAAP financial information is useful to investors’ understanding and assessment of Digerati's ongoing core operations and prospects for the future. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Because management uses both GAAP and non-GAAP information in evaluating and operating its business internally, the Company believes it is important to provide such information to investors.

Net income (loss) before non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP.

Digerati is a three-time recipient of Deloitte and Touche's Fast 500 Award for recognition as one of the 500 fastest growing technology companies in North America. Digerati is meeting the global needs of businesses that are seeking simple, flexible, and cost-effective communication solutions.  Digerati's cloud-based services include a fully hosted IP/PBX, VoIP transport, SIP trunking, data storage, and customized VoIP solutions for specialized applications. Services are delivered with unparalleled reliability and performance over Digerati's carrier-class global VoIP network, which has been built over the course of a decade. For more information visit www.digerati-inc.com.

The information in this news release includes certain forward-looking statements that are based upon management’s expectations and assumptions about certain risks and uncertainties that can affect future events.  Although management believes these assumptions and expectations to be reasonable on the date of this news release, these risks and uncertainties may cause actual events to differ from those contained in this news release.  The risks and uncertainties include, but are not limited to, continuing as a going concern, availability and cost of our present vendors and suppliers, and absence of any change in government regulations or other costs associated with data transmission over the Internet or transmissions in foreign countries.

Contact:

Jack Eversull

The Eversull Group

(972) 571-1624

(214) 469-2361 fax

jack@eversullgroup.com